Exhibit 10.53

Participant: [Name]	ID Number: - -

Date of Grant: , 20	Number of AXA Ordinary Shares: [#]

THE EQUITY PLAN FOR DIRECTORS

RESTRICTED STOCK AWARD AGREEMENT

AXA Financial, Inc., a Delaware corporation, (the “Company”) hereby grants to the above-named Participant under this Restricted Stock Award Agreement and pursuant to The Equity Plan for Directors (the “Plan,” capitalized terms not otherwise defined herein have the meanings set forth in the Plan) an award of Restricted Stock representing the number of AXA Ordinary Shares set forth above subject to the following restrictions, terms and conditions:

1. The Restricted Stock granted hereunder shall become non-forfeitable and transferable on the third anniversary of the date of grant set forth above (the “Date of Grant”) and, except as otherwise provided herein, no portion of such Restricted Stock shall become non-forfeitable and/or transferable prior to such date.

2. If, after the Participant has completed one year of continuous service as a Director, the Participant’s services as a Director terminate by reason of Retirement, Removal without Cause, Non-Reelection or Resignation, any Restricted Stock granted hereunder as to which the Period of Restriction has not lapsed on or before the date of the Participant’s Retirement, Removal without Cause, Non-Reelection or Resignation shall become non-forfeitable as of such date (subject to the provisions of paragraph 5 hereof), provided that, any such Restricted Stock shall continue to be non-transferable until the third anniversary of the Date of Grant (subject to the provisions of paragraph 4 hereof). In the event the Participant’s services as a Director terminate by reason of death, any Restricted Stock granted hereunder as to which the Period of Restriction has not lapsed on or before the date of the Participant’s death shall become non-forfeitable and transferable as of the date of the Participant’s death.

3. If the Participant’s services as a Director terminate (i) prior to the Participant’s completion of one year of continuous service as a Director other than by reason of death, or (ii) for any reason other than Retirement, Removal without Cause, Non-Reelection, Resignation or death, any Restricted Stock granted hereunder as to which the Period of Restriction has not lapsed shall be forfeited and the Participant shall no longer have any rights with respect to such Restricted Stock.

4. Notwithstanding the foregoing, if, at any time this Restricted Stock becomes subject to any Federal, State, local or foreign tax after the Date of Grant but such Restricted Stock remains non-transferable until the lapse of the Period of Restriction (as set forth in paragraph 2 hereof), a portion of this non-transferable Restricted Stock shall immediately become transferable to the extent necessary to allow the Company or the Participant to satisfy any tax liabilities relating to such Restricted Stock.

5. If, after (i) the Participant has completed one year of continuous service as a Director and (ii) the Participant’s services as a Director terminate by reason of Retirement, Removal without Cause, Non-Reelection or Resignation, the Participant (1) induces any individual to leave the employ of the Company or any Affiliate, (2) solicits the employment of any individual employed by the Company or any Affiliate on his own behalf or on behalf of any other business enterprise, (3) uses for his personal benefit, or discloses, communicates or divulges to, or uses for any person other than the Company or any Affiliate, any confidential information that had been made known to Participant or learned or acquired by the Participant while a Director, unless such information has become public other than by Participant’s actions or such disclosure is compelled under a subpoena from a court or administrative body having jurisdiction in the matter, or (4) otherwise acts in a manner that is substantially detrimental to the business or reputation of the Company or any Affiliate, any Restricted Stock granted hereunder that has not become transferable prior to the occurrence of any such act shall be immediately forfeited and the Participant shall no longer have any rights with respect to such Restricted Stock.

6. If during the Period of Restriction, a stock dividend, stock split, recapitalization (including, without limitation the payment of an extraordinary dividend), merger, consolidation, combination, spin-off, distribution of assets to shareholders (other than an ordinary cash dividend), exchange of shares, or other similar corporate change that affects the Stock occurs, the number and kind of shares of Restricted Stock under this Restricted Stock Award Agreement shall be appropriately adjusted by the Committee, as the Committee shall deem equitable in its sole discretion, and the Committee’s determination shall be conclusive. Notwithstanding the foregoing, however, the number of shares of Restricted Stock shall always be a whole number.

7. No Restricted Stock granted hereunder may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until such Restricted Stock becomes non-forfeitable and transferable pursuant to the terms and conditions of this Restricted Stock Award Agreement.

8. Pursuant to Section 9.1 of the Plan, any certificates evidencing the Restricted Stock granted hereunder shall be held in the custody of the Secretary of the Company until such Restricted Stock becomes non-forfeitable and transferable pursuant to the terms and conditions of this Restricted Stock Award Agreement and, as a condition of this Restricted Stock award, the Participant shall deliver an assignment and stock power, substantially in the form of Exhibit A hereto, relating to the Restricted Stock.

9. To the extent any certificate is issued to the Participant in respect of the Restricted Stock hereby awarded prior to the time the Restricted Stock is vested, such certificate shall be registered in the name of the Participant and shall bear the following (or similar) legend:

“The AXA ordinary shares represented by this certificate are subject to the terms and conditions contained in The Equity Plan for Directors and the Restricted Stock Award Agreement, effective as of February 15, 2018 between AXA Financial, Inc. and [name of the Participant], and may not be sold, pledged, transferred, assigned, hypothecated or otherwise encumbered in any manner (except as provided in Section 11.3 of the Plan or in such Restricted Stock Agreement) until February 15, 2021.”

10. The Participant shall be entitled to receive all dividends and other distributions paid with respect to the Restricted Stock granted hereunder, provided that, if any such distributions and dividends are paid in AXA Ordinary Shares, such AXA Ordinary Shares shall be subject to the same forfeiture restrictions and restrictions on transferability as apply to the Restricted Stock with respect to which they were paid.

11. The terms and provisions of this Restricted Stock Award Agreement are subject to the provisions of the Plan which are incorporated herein by reference. Unless otherwise stated, to the extent any provision of this Restricted Stock Award Agreement is inconsistent or in conflict with any term or provision of the Plan, the Plan shall govern. This Restricted Stock Award Agreement and the Plan constitute the entire agreement and understanding among the parties hereto in respect of the subject matter hereof and supersede all prior and contemporaneous arrangements, agreements and understandings, both oral and written, with respect to the subject matter hereof.

12. The Company may amend this Restricted Stock Award Agreement at any time; provided that, subject to paragraph 6 and Section 11.8 of the Plan, no such amendment shall be made without the Participant’s consent if such amendment would in any manner adversely affect the Restricted Stock; provided, however, that the Company may unilaterally amend this Restricted Stock Award Agreement to the extent necessary to comply with applicable French, U.S. Federal or State law, rule or regulation.

IN WITNESS WHEREOF, this Restricted Stock Award Agreement has been duly executed as of                     , 20            .

AXA FINANCIAL, INC.

EXHIBIT A

ASSIGNMENT AND STOCK POWER

FOR VALUE RECEIVED, I, Ramon De Oliveira, effective immediately upon the termination of my services as a Director (as defined in The Equity Plan for Directors) prior to February 15, 2021, hereby sell, assign and transfer unto                      restricted AXA ordinary shares, euro            par value per share, registered under my name on the books and records of AXA and all rights and interests represented thereby, and do hereby irrevocably constitute and appoint the person who at any time and from time to time is serving as the Secretary of AXA as attorney to transfer the said stock on the books of AXA with full power of substitution in the premises.

Dated:                     , 2018

Name: Ramon De Oliveira